UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 19, 2018

Hilton Grand Vacations Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37794	81-2545345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 MetroWest Boulevard, Suite 180

Orlando, Florida 32835

(Address of principal executive offices, including zip code)

(407) 613-3100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2018, the Board of Directors (the “Board”) of Hilton Grand Vacations Inc. (the “Company”) appointed Gordon S. Gurnik as the Company’s new Executive Vice President and Chief Operating Officer, effective as of December 3, 2018.

Prior to being appointed as the Company’s Executive Vice President and Chief Operating Officer, Mr. Gurnik, 55, served in various capacities at RCI, a branded vacation exchange network of Wyndham Destinations, Inc., a publicly-traded timeshare company, for more than 30 years, including most recently as RCI’s President from December 2011 to November 2018. Mr. Gurnik holds a bachelor’s degree in management from Purdue University. He currently serves as a member of the Executive Committee and the Board of Directors of the American Resort Development Association.

In addition, on November 19, 2018, the Compensation Committee of the Board (the “Committee”) approved Mr. Gurnik’s compensation arrangement. Under the arrangement, Mr. Gurnik will receive annual base salary of $500,000 and will be eligible to earn a 2018 short-term cash incentive, at a target equal to 100% of his annual base salary, based on performance goals and metrics substantially similar to the short-term cash incentive awards granted to the Company’s executive officers in March 2018 (other than Mr. Mark D. Wang, the Company’s President and Chief Executive Officer). The terms of such short-term cash incentive awards were previously described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2018 (the second report on such date filed pursuant to Item 5.02 and Item 9.01 of Form 8-K only) (the “March 8-K”), which descriptions are incorporated herein by reference. Mr. Gurnik will be eligible to receive an aggregate target long-term equity incentive award for the 2019 fiscal year equal to 200% of his annual base salary, consistent with the mix of long-term equity awards described in the March 8-K for all of the Company’s executive officers (other than Mr. Wang). For years subsequent to those discussed above, Mr. Gurnik will be eligible to receive annual short-term cash incentive and long-term equity incentive awards at levels commensurate with an executive officer of his position. Mr. Gurnik will also receive a one-time sign-on equity grant in the form of restricted stock units with a grant date value of $1,500,000 as of his start date and based on the closing price of the Company’s common stock on that day, which will vest in three equal annual installments commencing on the first anniversary of his start date, subject to his continued employment with the Company through the applicable vesting date. All of the foregoing equity awards will be granted under the Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan, as amended, using the forms of equity award agreements previously filed with the SEC.

Mr. Gurnik will be eligible to participate in the Company’s 401(k) plan, health plans and other benefit plans, and the Company’s Executive Deferred Compensation Plan, all in accordance with the Company’s customary terms and policies and consistent with all other executive officers. Mr. Gurnik will also be entitled to relocation assistance, including reimbursement for temporary housing, moving and other relocation expenses, consistent with the Company’s relocation policy.

It is anticipated that Mr. Gurnik will execute the Company’s standard form of severance agreement applicable for executive officers of the Company (other than Mr. Wang), the terms of which will be substantially the same as the terms previously described in the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2017, which description is incorporated herein by reference.

In accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Mr. Gurnik, which will require the Company to indemnify him against certain liabilities that may arise as a result of his status or service as an officer. The description of Mr. Gurnik’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, previously filed and attached as Exhibit 10.5 to the Company’s Registration Statement on Form 10-12B/A filed with the SEC on November 14, 2016.

Mr. Gurnik has no family relationships with any current director or executive officer of the Company, and there are no transactions or proposed transactions to which the Company is a party, or intended to be a party, in which Mr. Gurnik has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings with any other person pursuant to which Mr. Gurnik was appointed as the Company’s Executive Vice President and Chief Operating Officer.

A copy of the Company’s press release announcing the appointment of Mr. Gurnik is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of Hilton Grand Vacations Inc., dated November 19, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON GRAND VACATIONS INC.

By:	/s/ Charles R. Corbin
Charles R. Corbin Executive Vice President, Chief Legal Officer, Chief Development Officer and Secretary

Date: November 20, 2018